EXHIBIT 23.1
CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-116612, 333-125777 and 333-135995) of Blackboard Inc. of our report dated April 25, 2006 relating to the consolidated financial statements of WebCT, Inc., which appears in this Current Report on Form 8-K of Blackboard Inc. dated June 13, 2007.
/s/  PricewaterhouseCoopers LLP
Hartford, Connecticut
June 13, 2007